SUPPLEMENT DATED JUNE 9, 2022
To the following variable annuity prospectuses:
Allianz Index Advantage®
Allianz Index Advantage ADV®
Allianz Index Advantage NF®
Allianz Index Advantage Income®
Allianz Index Advantage Income ADVSM
Dated April 29, 2022
ISSUED BY
Allianz Life Insurance Company of North America and Allianz Life® Variable Account B, and
This supplement updates certain information contained in the prospectus and should be attached to the prospectus and retained for future reference.

The following replaces information on the Lowest Annual Cost and Highest Annual Cost in the Important Information You Should Consider About the Contract section of the prospectus.

	Lowest Annual Cost	Highest Annual Cost
Allianz Index Advantage®	$1,753	$1,987
Allianz Index Advantage ADV®	$871	$1,119
Allianz Index Advantage NF®	$637	$890
Allianz Index Advantage Income®	$2,398	$2,582
Allianz Index Advantage Income ADVSM	$1,547	$1,740

PRO-002-0422
(IXA-003, IXA-003-ADV, IXA-003-NF, IAI-003, IAI-003-ADV)